CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II and to the use of our report dated November 21, 2016 on the financial statements and financial highlights of Gurtin National Municipal Opportunistic Value Fund (formerly Gurtin National Municipal Value Fund), Gurtin California Municipal Opportunistic Value Fund (formerly Gurtin California Municipal Value Fund), Gurtin National Municipal Intermediate Value Fund, and Gurtin California Municipal Intermediate Value Fund, each a series of shares of beneficial interest in the Forum Funds II.  Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 26, 2017